FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III Chief Executive Officer	904/858-9100
FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2024
FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; August 7, 2024 –
Second Quarter Highlights
•242% increase in Net Income ($2.0 million vs $598,000)
•21% increase in pro rata NOI ($9.2 million vs $7.6 million)
•84% increase in the Multifamily segment’s pro rata NOI due to the transfer of Bryant St. and .408 Jackson to this segment from our Development segment at the beginning of the year
•41% increase in Industrial and Commercial segment NOI
Executive Summary and Analysis
Net Income increased by 242% in the second quarter and 188% for the first six months compared to last year, despite operating profit remaining more or less flat. This increase is due both to the improved performance of the Verge during lease-up and increased net investment income from the steady sale of lots this year at Aberdeen Overlook, our most recent Lending Venture. In the second quarter, Aberdeen Overlook generated $1.5 million in investment income compared to $564,000 in the second quarter last year from Amber Ridge, a prior Lending Venture project. In the first six months, Aberdeen Overlook generated $2.1 million in investment income compared to $614,000 last year from Amber Ridge. While Lending Ventures are not necessarily part of our long-term core business strategy, they have been an effective way to put our balance sheet to work to generate real cash at better returns than treasuries.

The Company continued to grow Pro rata Net Operating Income (NOI) at the same meaningful clip that we have achieved over the last 36 months (21.6% CAGR since the same period in 2021). In the second quarter, we saw a 21.2% improvement in NOI compared to the same period last year, and a 21.7% increase in NOI in the first six months compared to the same period last year. The Industrial and Commercial and Multifamily Segments were the primary drivers of this increase. We grew our Industrial and Commercial NOI by 41% in the second quarter and 44% in the first six months when compared to the same periods last year as we burned through a rent abatement period (unrealized revenue) at two buildings at Hollander Business Park in 2023 and started generating real cash flow. Multifamily pro rata NOI increased by 84% this quarter and 88% for the first six months when compared to the same periods last year, mostly due to the stabilization of .408 Jackson and Bryant Street. The addition of the Verge to this segment later this year should only serve to increase the performance of this segment on an NOI basis.

In keeping with our strategy to grow our industrial footprint, in July, we closed on the purchase of the land for our industrial joint venture in Broward County, FL for a total purchase price of $24.5 million, of which we contributed $12.25 million. Per our partnership agreement, we represent 80% of the equity capital in this 182,000 square-foot class A building. We also closed on the land for our other industrial JV in Lakeland, FL at the end of the first quarter of this year for a total purchase price of $2.8 million. We will account for 90% of the equity capital for this 200,000 square-foot industrial project. Total expected capex for these projects is $57 million and $28 million respectively with total equity capital of $26 million and $13 million and an expected start of construction by March of 2025 for both projects. We are in the home stretch on finishing shell construction on our Chelsea project in Harford County, MD. This 258,000 square-foot industrial building should be complete in the fourth quarter of this year with an expected total project cost, including land, of $30 million. We have underwritten all these projects at an unlevered 6-7% yield on cost but expect to outperform these assumptions.

Second Quarter Consolidated Results of Operations
Net income for the second quarter of 2024 was $2,044,000 or $.11 per share versus $598,000 or $.03 per share in the same period last year. Pro rata NOI for the second quarter of 2024 was $9,230,000 versus $7,614,000 in the same period last year. The second quarter of 2024 was impacted by the following items:
•Operating profit increased slightly as favorable results in Multifamily, Industrial and Commercial, and Development were partially offset by lower Mining royalties and higher General and administrative costs.
•Net investment income increased $583,000 due to increased earnings on cash equivalents ($408,000) and increased income from our lending ventures ($781,000), partially offset by decreased preferred interest ($606,000) due to the conversion of FRP preferred equity to common equity at Bryant Street.
•Interest expense decreased $300,000 compared to the same quarter last year due to $334,000 more capitalized interest partially offset by increased costs related to our larger credit agreement. More interest was capitalized due to increased in-house and joint venture projects under development this quarter compared to last year.
•Equity in loss of Joint Ventures improved $1,323,000 due to improved performance of our unconsolidated joint ventures. Results improved at The Verge ($891,000), .408 Jackson ($225,000), Bryant Street ($159,000) and BC Realty ($55,000).

Second Quarter Segment Operating Results
Multifamily Segment:

Our Multifamily Segment consists of two consolidated joint ventures (Dock 79 and The Maren) and three unconsolidated joint ventures (Bryant Street, Riverside, and .408 Jackson). Riverside achieved stabilization in 2022 while Bryant Street and .408 Jackson moved from our Development Segment to this segment upon stabilization as of the beginning of 2024.

Total revenues for our two consolidated joint ventures were $5,496,000, a decrease of $49,000 versus $5,545,000 in the same period last year. Total operating profit for the consolidated joint ventures was $1,130,000, an increase of $218,000, or 24% versus $912,000 in the same period last year primarily because of less depreciation expense.
For our three unconsolidated joint ventures, pro rata revenues were $3,865,000, an increase of $905,000 or 31% compared to $2,960,000 in the same period last year. Pro rata operating profit was $508,000, an increase of $455,000 or 858% versus $53,000 in the same period last year. For ease of comparison these figures and the table below include the results for Bryant Street and .408 Jackson from the same period last year (when these projects were still in our Development segment).

Apartment Building	Units	Pro rata NOI Q2 2024	Pro rata NOI Q2 2023	Avg. Occupancy Q2 2024	Avg. Occupancy CY 2023	Renewal Success Rate Q2 2024	Renewal % increase Q2 2024

Dock 79 Anacostia DC	305	$932,000	$986,000	93.6%	94.4%	60.4%	4.2%
Maren Anacostia DC	264	$923,000	$942,000	94.8%	95.6%	74.4%	2.0%
Bryant Street DC	487	$1,555,000	$1,130,000	91.2%	93.0%	60.9%	1.7%
Riverside Greenville	200	$215,000	$224,000	93.0%	94.5%	52.4%	5.5%
.408 Jackson Greenville	227	$345,000	$88,000	96.2%	59.9%	65.3%	4.6%
Multifamily Segment	1,483	$3,970,000	$3,370,000	93.3%	88.9%
The combined consolidated and unconsolidated pro rata net operating income this quarter for this segment was $3,970,000, up $1,818,000 or 84% compared to $2,152,000 in the same quarter last year. Substantially all of this increase was from the transfer of Bryant Street and .408 Jackson from Development to this segment at the beginning of 2024 as same store NOI was more or less flat. These two projects contributed $1,900,000 of pro rata NOI to this segment compared to $1,218,000 in the Development segment in the same quarter last year, an increase of $682,000.
Industrial and Commercial Segment:
Total revenues in this segment were $1,445,000, up $25,000 or 2%, over the same period last year. Operating profit was $490,000, up $80,000 or 20% over the same quarter last year. We now have nine buildings in service at three different locations totaling 515,077 square feet of industrial and 33,708 square feet of office. These assets were 95.6% leased and occupied during the entire quarter. Net operating income in this segment was $1,187,000, up $344,000 or 41% compared to the same quarter last year primarily due to $335,000 more unrealized rental revenue in the prior year due to rent abatements that expired in 2023.
Mining Royalty Lands Segment:
Total revenues in this segment were $3,231,000, a decrease of $33,000 or 1% versus $3,264,000 in the same period last year. Royalty tons were down 5%. Total operating profit in this segment was $2,643,000, a decrease of $89,000 versus $2,732,000 in the same period last year. Net Operating Income this quarter for this segment was $3,028,000, down $97,000 or 3% compared to the same quarter last year. The primary reason for these decreases is the deduction of royalties to resolve an $842,000 overpayment, as referenced in our 10-Q from the quarter ended June 30, 2023. As part of the ongoing resolution of this overpayment, this quarter, the tenant withheld $277,000 in royalties otherwise due the Company. The outstanding balance on this overpayment credit is $53,000 which we expect will be exhausted in the first month of the third quarter of this year.
Development Segment:
With respect to ongoing Development Segment projects:

•We entered into two new joint venture agreements in early 2024 with BBX Logistics. The first joint venture is a 200,000 square-foot warehouse development project in Lakeland, FL, and the second joint venture is a 182,000 square-foot warehouse redevelopment project in Broward County, FL. We anticipate construction to start on both projects in the first quarter of 2025.
•Last summer we broke ground on a new speculative warehouse project in Aberdeen, MD on Chelsea Road. Vertical construction is underway. This Class A, 258,000 square foot building is due to be complete in the 4th quarter of 2024.
•The Verge has achieved residential stabilization and will move to our Multifamily segment on July 1, 2024. At quarter end, the building was 93.3% leased and 90.7% occupied. This is our third mixed-use project in the Anacostia waterfront submarket in Washington, DC.
•We are the principal capital source to develop 344 residential lots on 110 acres in Harford County, MD. The project includes 110 acres and 344 residential building lots. We have funded $24.6 million of our $31.1 million total commitment. A national homebuilder is under contract to purchase all 222 townhome lots and 122 single family lots. At quarter-end, 78 lots have been sold and $12.7 million of preferred interest and principal has been returned to the company of which $3.2 million was booked as profit to the Company.
Six Month Highlights
•188% increase in Net Income ($3.3 million vs $1.2 million)
•22% increase in pro rata NOI ($17.8 million vs $14.6 million)
•88% increase in the Multifamily segment’s NOI due to the transfer of Bryant St. and .408 Jackson to this segment from our Development segment at the beginning of the year
•16% increase in Industrial and Commercial revenue and 44% increase in that segment’s NOI

First Half Consolidated Results of Operations
Net income for the first six months of 2024 was $3,345,000 or $.18 per share versus $1,163,000 or $.06 per share in the same period last year. Pro rata NOI for the first six months of 2024 was $17,764,000 versus $14,602,000 in the same period last year. The first six months of 2024 were impacted by the following items:
•Operating profit increased slightly as favorable results in Multifamily, Industrial and Commercial, and Development were partially offset by lower Mining royalties and higher General and administrative costs.
•Net investment income increased $984,000 due to increased earnings on cash equivalents ($960,000) and increased income from our lending ventures ($1,230,000), partially offset by decreased preferred interest ($1,206,000) due to the conversion of FRP preferred equity to common equity at Bryant Street.
•Interest expense decreased $395,000 compared to the same period last year due to $461,000 more capitalized interest partially offset by increased costs related to our larger credit agreement. More interest was capitalized due to increased in-house and joint venture projects under development this quarter compared to last year.
•Equity in loss of Joint Ventures improved $1,929,000 due to improved results at our unconsolidated joint ventures. Results improved at The Verge ($1,587,000), .408 Jackson ($273,000), and BC Realty ($110,000).

First Half Segment Operating Results
Multifamily Segment:

Total revenues for our two consolidated joint ventures were $10,910,000, an increase of $89,000 versus $10,821,000 in the same period last year. Total operating profit for the consolidated joint ventures was $2,342,000, an increase of $626,000, or 36% versus $1,716,000 in the same period last year primarily because of less depreciation expense.
For our three unconsolidated joint ventures, pro rata revenues were $7,578,000, an increase of $1,912,000 or 34% compared to $5,666,000 in the same period last year. Pro rata operating profit was $917,000, an increase of $654,000 or 249% versus $263,000 in the same period last year. For ease of comparison these figures and the table below include the results for Bryant Street and .408 Jackson from the same period last year (when these projects were still in our Development segment).

Apartment Building	Units	Pro rata NOI YTD 2024	Pro rata NOI YTD 2023	Avg. Occupancy YTD 2024	Avg. Occupancy CY 2023	Renewal Success Rate YTD 2024	Renewal % increase YTD 2024

Dock 79 Anacostia DC	305	$1,878,000	$1,873,000	94.2%	94.4%	65.3%	3.5%
Maren Anacostia DC	264	$1,847,000	$1,856,000	94.3%	95.6%	63.4%	2.2%
Bryant Street DC	487	$3,051,000	$2,385,000	92.0%	93.0%	58.3%	3.6%
Riverside Greenville	200	$439,000	$445,000	93.3%	94.5%	58.4%	3.4%
.408 Jackson Greenville	227	$638,000	$66,000	94.6%	59.9%	53.7%	4.3%
Multifamily Segment	1,483	$7,853,000	$6,625,000	93.5%	88.9%
The combined consolidated and unconsolidated Pro rata net operating income this quarter for this segment was $7,853,000, up $3,679,000 or 88% compared to $4,174,000 in the same period last year. Substantially all of this increase was from the transfer of Bryant Street and .408 Jackson from Development to this segment at the beginning of 2024 as same store NOI was more or less flat. These two projects contributed $3,689,000 of Pro rata NOI to this segment compared to $2,451,000 in the Development segment in the same period last year, an increase of $1,238,000.

Industrial and Commercial Segment:
Total revenues in this segment were $2,898,000, up $408,000 or 16%, over the same period last year. Operating profit was $1,052,000, up $347,000 or 49% from $705,000 in the same quarter last year. Revenues and operating profit are up because of full occupancy at 1841 62nd Street (which had only $11,000 of revenue in the first quarter last year) and the addition of 1941 62nd Street to this segment in March 2023. We now have nine buildings in service at three different locations totaling 515,077 square feet of industrial and 33,708 square feet of office. We were 95.6% leased and occupied during the entire period. Net operating income in this segment was $2,346,000, up $716,000 or 44% compared to the same period last year partially due to $401,000 more unrealized rental revenue in the prior year due to rent abatements that expired in 2023.
Mining Royalty Lands Segment:
Total revenues in this segment were $6,194,000, a decrease of $352,000 or 5% versus $6,546,000 in the same period last year. Royalty tons were down 10%. Total operating profit in this segment was $5,089,000, a decrease of $433,000 versus $5,522,000 in the same period last year. Net operating income in this segment was $5,788,000, down $485,000 or 8% compared to the same period last year. Among the reasons for this decrease is a shift in production off our land in Manassas, but the primary factor in the decrease is the deduction of royalties to resolve an $842,000 overpayment which we referenced previously. Through the first two quarters of this year, the tenant has withheld $566,000 in royalties otherwise due to the Company.

Conference Call
The Company will host a conference call on Thursday, August 8, 2024 at 2:00 p.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-579-2543 (passcode 72219) within the United States. International callers may dial 1-785-424-1789 (passcode 72219). Audio replay will be available until August 22, 2024 by dialing 1-800-756-0554 within the United States. International callers may dial 1-402-220-7213. No passcode needed. An audio replay will also be available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call.
Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the MidAtlantic and Florida; multifamily demand in Washington D.C. and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.
FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of residential apartment buildings.

FRP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share amounts)
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2024	2023	2024	2023
Revenues:
Lease revenue	$7,246	7,432	$14,416	14,264
Mining royalty and rents	3,231	3,264	6,194	6,546
Total revenues	10,477	10,696	20,610	20,810

Cost of operations:
Depreciation/depletion/amortization	2,543	2,819	5,078	5,599
Operating expenses	1,702	1,822	3,569	3,562
Property taxes	860	879	1,667	1,826
General and administrative	2,552	2,409	4,594	4,202
Total cost of operations	7,657	7,929	14,908	15,189

Total operating profit	2,820	2,767	5,702	5,621

Net investment income	3,708	3,125	6,491	5,507
Interest expense	(829)	(1,129)	(1,740)	(2,135)
Equity in loss of joint ventures	(2,724)	(4,047)	(5,743)	(7,672)
(Loss) gain on sale of real estate	—	(2)	—	8
Income before income taxes	2,975	714	4,710	1,329
Provision for income taxes	916	222	1,316	431

Net income	2,059	492	3,394	898
Income (loss) attributable to noncontrolling interest	15	(106)	49	(265)
Net income attributable to the Company	$2,044	598	$3,345	$1,163

Earnings per common share (1):
Net income attributable to the Company-
Basic	$.11	.03	$.18	.06
Diluted	$.11	.03	$.18	.06

Number of shares (in thousands) used in computing (1):
-basic earnings per common share	18,879	18,864	18,871	18,848
-diluted earnings per common share	18,948	18,932	18,958	18,926
(1)adjusted for the 2 for 1 stock split that occurred in April 2024

FRP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands, except share data)

Assets:	June 30 2024	December 31 2023
Real estate investments at cost:
Land	$141,602	141,602
Buildings and improvements	282,977	282,631
Projects under construction	22,568	10,845
Total investments in properties	447,147	435,078
Less accumulated depreciation and depletion	72,734	67,758
Net investments in properties	374,413	367,320

Real estate held for investment, at cost	11,111	10,662
Investments in joint ventures	161,391	166,066
Net real estate investments	546,915	544,048

Cash and cash equivalents	156,929	157,555
Cash held in escrow	1,491	860
Accounts receivable, net	1,827	1,046
Federal and state income taxes receivable	—	337
Unrealized rents	1,905	1,640
Deferred costs	2,188	3,091
Other assets	601	589
Total assets	$711,856	709,166

Liabilities:
Secured notes payable	$178,779	178,705
Accounts payable and accrued liabilities	7,303	8,333
Other liabilities	1,487	1,487
Federal and state income taxes payable	1,708	—
Deferred revenue	762	925
Deferred income taxes	68,356	69,456
Deferred compensation	1,436	1,409
Tenant security deposits	877	875
Total liabilities	260,708	261,190

Commitments and contingencies	—	—

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 19,030,474 and 18,968,448 shares issued and outstanding, respectively	1,903	1,897
Capital in excess of par value	67,980	66,706
Retained earnings	349,227	345,882
Accumulated other comprehensive income, net	22	35
Total shareholders’ equity	419,132	414,520
Noncontrolling interest	32,016	33,456
Total equity	451,148	447,976
Total liabilities and equity	$711,856	709,166

Multifamily Segment (Consolidated):

	Three months ended June 30
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$5,496	100.0%	5,545	100.0%	(49)	-.9%

Depreciation and amortization	1,981	36.0%	2,268	40.9%	(287)	-12.7%
Operating expenses	1,519	27.6%	1,557	28.1%	(38)	-2.4%
Property taxes	576	10.5%	563	10.2%	13	2.3%
General and administrative	290	5.3%	245	4.4%	45	18.4%

Cost of operations	4,366	79.4%	4,633	83.6%	(267)	-5.8%

Operating profit	$1,130	20.6%	912	16.4%	218	23.9%
Multifamily Segment (Pro rata Unconsolidated):

	Three months ended June 30
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$3,865	100.0%	2,960	100.0%	905	30.6%

Depreciation and amortization	1,570	40.6%	1,420	48.0%	150	10.6%
Operating expenses	1,371	35.5%	1,169	39.5%	202	17.3%
Property taxes	416	10.8%	318	10.7%	98	30.8%

Cost of operations	3,357	86.9%	2,907	98.2%	450	15.5%

Operating profit	$508	13.1%	53	1.8%	455	858.5%
Industrial and Commercial Segment:

	Three months ended June 30
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$1,445	100.0%	1,420	100.0%	25	1.8%

Depreciation and amortization	360	25.0%	359	25.3%	1	0.3%
Operating expenses	191	13.2%	176	12.4%	15	8.5%
Property taxes	64	4.4%	63	4.4%	1	1.6%
General and administrative	340	23.5%	412	29.0%	(72)	-17.5%

Cost of operations	955	66.1%	1,010	71.1%	(55)	(5.4%)

Operating profit	$490	33.9%	410	28.9%	80	19.5%

Mining Royalty Lands Segment:

	Three months ended June 30
(dollars in thousands)	2024	%	2023	%	Change	%

Mining royalty and rent revenue	$3,231	100.0%	3,264	100.0%	(33)	-1.0%

Depreciation, depletion and amortization	159	4.9%	151	4.6%	8	5.3%
Operating expenses	16	0.5%	16	0.5%	—	—
Property taxes	71	2.2%	74	2.3%	(3)	-4.1%
General and administrative	342	10.6%	291	8.9%	51	17.5%

Cost of operations	588	18.2%	532	16.3%	56	10.5%

Operating profit	$2,643	81.8%	2,732	83.7%	(89)	-3.3%
Development Segment:

	Three months ended June 30
(dollars in thousands)	2024	2023	Change

Lease revenue	$305	467	(162)

Depreciation and amortization	43	41	2
Operating expenses	(24)	73	(97)
Property taxes	149	179	(30)
General and administrative	1,029	1,461	(432)

Cost of operations	1,197	1,754	(557)

Operating loss	$(892)	(1,287)	395
Multifamily Segment (Consolidated):

	Six months ended June 30
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$10,910	100.0%	10,821	100.0%	89	.8%

Depreciation and amortization	3,962	36.3%	4,532	41.9%	(570)	-12.6%
Operating expenses	2,980	27.3%	3,045	28.1%	(65)	-2.1%
Property taxes	1,100	10.1%	1,094	10.1%	6	.5%
General and administrative	526	4.8%	434	4.0%	92	21.2%

Cost of operations	8,568	78.5%	9,105	84.1%	(537)	-5.9%

Operating profit	$2,342	21.5%	1,716	15.9%	626	36.5%

Multifamily Segment (Pro rata Unconsolidated):

	Six months ended June 30
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$7,578	100.0%	5,666	100.0%	1,912	33.7%

Depreciation and amortization	3,132	41.3%	2,685	47.4%	447	16.6%
Operating expenses	2,652	35.0%	2,225	39.3%	427	19.2%
Property taxes	877	11.6%	493	8.7%	384	77.9%

Cost of operations	6,661	87.9%	5,403	95.4%	1,258	23.3%

Operating profit	$917	12.1%	263	4.6%	654	248.7%

Industrial and Commercial Segment:

	Six months ended June 30
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$2,898	100.0%	2,490	100.0%	408	16.4%

Depreciation and amortization	723	24.9%	637	25.7%	86	13.5%
Operating expenses	406	14.0%	317	12.7%	89	28.1%
Property taxes	127	4.4%	123	4.9%	4	3.3%
General and administrative	590	20.4%	708	28.4%	(118)	-16.7%

Cost of operations	1,846	63.7%	1,785	71.7%	61	3.4%

Operating profit	$1,052	36.3%	705	28.3%	347	49.2%
Mining Royalty Lands Segment:

	Six months ended June 30
(dollars in thousands)	2024	%	2023	%	Change	%

Mining royalty and rent revenue	$6,194	100.0%	6,546	100.0%	(352)	-5.4%

Depreciation, depletion and amortization	308	5.0%	334	5.0%	(26)	-7.8%
Operating expenses	33	0.5%	33	0.5%	—	—
Property taxes	144	2.3%	143	2.2%	1	0.7%
General and administrative	620	10.0%	514	7.9%	106	20.6%

Cost of operations	1,105	17.8%	1,024	15.6%	81	7.9%

Operating profit	$5,089	82.2%	5,522	84.4%	(433)	-7.8%

Development Segment:

	Six months ended June 30
(dollars in thousands)	2024	2023	Change

Lease revenue	$608	953	(345)

Depreciation and amortization	85	96	(11)
Operating expenses	150	167	(17)
Property taxes	296	466	(170)
General and administrative	2,307	2,546	(239)

Cost of operations	2,838	3,275	(437)

Operating loss	$(2,230)	(2,322)	92

The following table summarizes the Company’s investments in unconsolidated joint ventures (in thousands):

	Common Ownership	Total Investment	Total Assets of The Partnership	Profit (Loss) Of the Partnership	The Company's Share of Profit (Loss) of the Partnership

As of June 30, 2024
Brooksville Quarry, LLC	50.00%	$7,528	14,548	(44)	(22)
BC FRP Realty, LLC	50.00%	5,783	22,708	(130)	(65)
Buzzard Point Sponsor, LLC	50.00%	2,402	4,804	—	—
Bryant Street Partnerships	72.10%	68,334	201,139	(4,594)	(3,382)
Lending ventures		26,273	15,647	—	—
BBX Partnerships	50.00%	2,304	4,598	—	—
Estero Partnership	16.00%	3,655	38,520	—	—
The Verge Partnership	61.37%	38,568	128,752	(2,797)	(1,717)
Greenville Partnerships	40.00%	6,544	100,330	(1,392)	(557)
Total		$161,391	531,046	(8,957)	(5,743)

Non-GAAP Financial Measures.
To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes. We provide Pro rata net operating income (NOI) because we believe it assists investors and analysts in estimating our economic interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Pro rata Net Operating Income Reconciliation
Six months ended 06/30/24 (in thousands)
	Industrial and Commercial Segment	Development Segment	Multifamily Segment	Mining Royalties Segment	Unallocated Corporate Expenses	FRP Holdings Totals

Net income (loss)	$805	(1,115)	(2,477)	3,876	2,305	3,394
Income tax allocation	247	(343)	(772)	1,191	993	1,316

Income (loss) before income taxes	1,052	(1,458)	(3,249)	5,067	3,298	4,710

Less:
Unrealized rents	19		9	229		257
Interest income		2,554			3,937	6,491
Plus:						—
Professional fees			15			15
Equity in loss of joint ventures	—	1,782	3,939	22		5,743
Interest expense	—	—	1,652	—	88	1,740
Depreciation/amortization	723	85	3,962	308		5,078
General and administrative	590	2,307	526	620	551	4,594
						—
Net operating income (loss)	2,346	162	6,836	5,788	—	15,132

NOI of noncontrolling interest			(3,111)			(3,111)
Pro rata NOI from unconsolidated joint ventures		1,615	4,128			5,743

Pro rata net operating income	$2,346	1,777	7,853	5,788	—	17,764

Pro rata Net Operating Income Reconciliation
Six months ended 06/30/23 (in thousands)

	Industrial and Commercial Segment	Development Segment	Multifamily Segment	MiningRoyalties Segment	Unallocated Corporate Expenses	FRP Holdings Totals

Net income (loss)	$513	(5,257)	(509)	4,018	2,133	898
Income tax allocation	190	(1,950)	(90)	1,490	791	431

Income (loss) before income taxes	703	(7,207)	(599)	5,508	2,924	1,329

Less:
Unrealized rents	420	—	—	97	—	517
Gain on sale of real estate	—	—	—	10	—	10
Interest income	—	2,561	—	—	2,946	5,507
Plus:
Unrealized rents	—	—	100	—	—	100
Loss on sale of real estate	2	—	—	—	—	2
Professional fees	—	—	59	—	—	59
Equity in loss of joint ventures	—	7,446	202	24	—	7,672
Interest Expense	—	—	2,113	—	22	2,135
Depreciation/amortization	637	96	4,532	334	—	5,599
General and administrative	708	2,546	434	514	—	4,202

Net operating income (loss)	1,630	320	6,841	6,273	—	15,064

NOI of noncontrolling interest	—	—	(3,112)	—	—	(3,112)
Pro rata NOI from unconsolidated joint ventures	—	2,205	445	—	—	2,650

Pro rata net operating income	$1,630	2,525	4,174	6,273	—	14,602

The following tables detail the Development and Multifamily Segment Pro rata NOI by project:

Development Segment:
Six months ended	FRP Portfolio	Bryant Street	BC FRP Realty, LLC	.408 Jackson	The Verge	Total Pro rata NOI

6/30/2024	$162	—	299	—	1,316	1,777
6/30/2023	$320	2,385	189	66	(435)	2,525

Multifamily Segment:
Six months ended	Dock 79	The Maren	Riverside	.408 Jackson	Bryant Street	Total Pro rata NOI

6/30/2024	$1,878	1,847	439	638	3,051	7,853
6/30/2023	$1,873	1,856	445	—	—	4,174